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                                                                    Exhibit 14.1



                                 CODE OF ETHICS

                                       AND

                                BUSINESS CONDUCT

                                            LEXINGTON CORPORATE PROPERTIES TRUST
                                            DECEMBER 2002

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                                             CODE OF ETHICS AND BUSINESS CONDUCT

A Message from the
Chairman of the Board and
Chief Executive Officer

Dear Fellow Employee:

         Lexington Corporate Properties Trust ("Lexington") has been in business, through it predecessor entities, since 1973, and is proud of the reputation and trust we have earned. This is a reputation that we are determined to protect and enhance. Our Code of Ethics and Business Conduct contains the policies which must be followed by everyone who does business on behalf of Lexington.

         All employees have the responsibility to read, understand and abide by the principles and standards contained in this Code. It is difficult to make a policy that applies to every situation, and there will be times when the Code does not address a particular question. Applying common sense, good judgment, and integrity to every business issue will help to ensure that your decisions are consistent with Lexington values and this Code. If you have questions, please contact your supervisor or either of us.

         Lexington's success depends upon each of us. Acting with integrity and the highest ethical standards is not only good policy, it is also good business. Every Lexington employee and shareholder relies upon you to do the right thing. We know that our confidence in you is well placed.

Sincerely,

E. Robert Roskind, Chairman of the Board
T. Wilson Eglin, Chief Executive Officer

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TABLE OF CONTENTS

ETHICS AND COMPLIANCE.................................................................    1

CONFLICTS OF INTEREST.................................................................    2

CORPORATE OPPORTUNITIES...............................................................    3

COMPETITION AND FAIR DEALING..........................................................    4

DISCRIMINATION AND HARASSMENT.........................................................    5

DRUG-FREE WORKPLACE...................................................................    6

ENVIRONMENT, HEALTH, AND SAFETY.......................................................    7

FRAUD, THEFT OR SIMILAR CONDUCT.......................................................    8

GIFTS AND GRATUITIES..................................................................    9

INSIDER TRADING.......................................................................   10

MAINTAIN ACCURATE AND COMPLETE RECORDS................................................   11

CONFIDENTIALITY.......................................................................   12

NON-RETALIATION.......................................................................   13

POLICY VIOLATION......................................................................   14

POLITICAL CONTRIBUTIONS...............................................................   15

RESPONDING TO INQUIRES FROM THE PRESS AND OTHERS......................................   16

SAFEGUARDING COMPANY ASSETS AND RECORDS...............................................   17

VOLUNTARY DISCLOSURE OF IRREGULARITIES................................................   18

INFORMATION TECHNOLOGY................................................................   19

WHEN IN DOUBT.........................................................................   20

SEEKING ADVICE........................................................................   21

WAIVERS OF THE CODE OF ETHICS AND BUSINESS CONDUCT....................................   22

RECEIPT AND ACKNOWLEDGEMENT - LEXINGTON EMPLOYEES.....................................   23

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OUR VISION

To be recognized as the smartest investors in our asset class.

OUR MISSION

To provide our shareholders with quarterly dividend distributions that grow and become more secure over time.

OUR PHILOSOPHY FOR EMPLOYMENT

Always speak your mind.
Be straight forward when dealing with others.
Work hard, work smart and try to have fun while doing so.
Strive for excellence in all your dealings.

OUR VALUES

INTEGRITY and the highest ethical standards

MUTUAL RESPECt and trust in our working relationships

COMMUNICATION that is open, consistent and two-way

TEAMWORK and meeting our commitments to one another

CONTINUOUS IMPROVEMENT, development and learning in all we do

DIVERSITY of people, cultures and ideas

PERFORMANCE with recognition for results

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ETHICS AND COMPLIANCE

Lexington operates its business in accordance with the highest ethical standards and in compliance with all applicable laws. Lexington places the highest value on the integrity of each of its employees and representatives.

Every employee must read and understand this Code, and must sign the acknowledgement card contained in this booklet, before undertaking any work on behalf of Lexington.

                                       1
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CONFLICTS OF INTEREST

Employees and their family members must avoid doing anything that creates a conflict of interest, or the appearance of a conflict of interest, with their responsibilities to Lexington. Employees may not use Lexington's name, information or good will for personal gain or for the gain of others. The term "family member" means a spouse, son, daughter, parent, sibling or any relation not more remote than first cousin.

The following are examples of prohibited conflicts of interest for employees:

         Serving as a proprietor, general partner, officer, or director of any corporation that conducts business with Lexington without first obtaining written consent from an executive officer.

         Using Lexington's name, tenant or employee lists for any purpose other than Lexington business or functions, without the prior approval of an executive officer.

         Being a consultant, employee or representative of another firm without the prior approval of an executive officer if:

                  -        the firm competes in any way with Lexington,

                  - it would interfere with the employee's obligations to Lexington because of the demands of time or interest,

                  - It would identify Lexington with an activity or cause with which it does not want to be identified.

Even if there is no apparent conflict, employees must get the prior approval of an executive officer before becoming a consultant, employee or representative of another organization.

QUESTION: Are there any restrictions on my owning stock of a supplier or competitor?

ANSWER: Possibly. If the investment is significant enough to interfere or conflict with your obligations and responsibilities to Lexington, there could be a conflict of interest situation. Ask an executive officer.

                                       2
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CORPORATE OPPORTUNITIES

Employees, officers and Trustees are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No employee, officer or Trustee may use corporate property, information or position for improper personal gain, and no employee may compete with Lexington directly or indirectly. Employees, officers and Trustees owe a duty to Lexington to advance its legitimate interest when the opportunity to do so arises.

                                       3
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COMPETITION AND FAIR DEALING

We seek to outperform our competition fairly and honestly. We seek competitive advantages through superior performance, products and services, never through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information that was obtained without the owner's consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each employee, Trustee and officer should endeavor to respect the rights of and deal fairly with Lexington's customers, suppliers, competitors and employees. No employee, Trustee or officer should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

                                       4
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DISCRIMINATION AND HARASSMENT

Lexington is committed to an all-inclusive work culture. We believe and recognize that all people are unique and valuable, and should be respected for their individual abilities. In support of our all-inclusive work culture and the value we place on diversity, Lexington has established a zero tolerance policy for discrimination or harassment on the basis or race, color, gender, age, sexual orientation, national or social origin, religion, or disability.

QUESTION: I am being harassed at work. What should I do?

ANSWER: If you are being harassed because of your race, color, gender, age, sexual orientation, national or social origin, religion, or disability, Lexington's policy on diversity and anti-harassment is being violated. Lexington needs to be told about this situation so that it can be investigated and appropriate action taken. Please tell you supervisor or an executive officer about the harassment. You will not be retaliated against for making a good faith complaint. Lexington has no tolerance for harassment that violates this policy, but we need your help to make sure our policy is a reality. Please make sure you report the harassment so that action can be taken.

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DRUG-FREE WORKPLACE

Illicit drugs, including inhalants, hallucinogens, LSD, cocaine, crack, heroin or other opiates, stimulants, amphetamines, barbiturates, methaqualone or tranquilizers, may not be brought onto any Lexington property. In addition, no one employed by or representing Lexington may come onto any Lexington property with any level of illicit drugs in their body system. Drugs prescribed by a medical professional are not the subject of this policy.

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ENVIRONMENT, HEALTH AND SAFETY

It is Lexington's policy to establish and manage a safe and healthy work environment and manage its business in ways that are sensitive to the environment and conserve natural resources. Lexington will comply with all environmental, health and safety laws and will internally establish and comply with our own stricter standards where we believe the applicable laws do not adequately protect health, safety or the environment.

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FRAUD, THEFT OR SIMILAR CONDUCT

Any act that involves theft, fraud, embezzlement, or misappropriation of any property, including that of Lexington or any of its employees or tenants, is prohibited.

QUESTION: I think one my co-workers may have stolen a lap top computer. What do I do?

ANSWER: Theft of any kind is a violation of Lexington's policy and many laws. Please promptly talk about this with your supervisor or an executive officer.

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GIFTS AND GRATUITIES

No employee or Lexington representative will directly or indirectly give, offer, ask for, or accept a gift or gratuity from an employee or other representative of any current or potential tenant or supplier in connection with a transaction or a proceeding between Lexington and the other organization. Gifts and gratuities that are not connected with a transaction or proceeding are acceptable if they meet the rule set forth in the paragraph below.

Unsolicited gifts, gratuities, or business courtesies from or to a business associate, including meals and entertainment, are permissible if they are (1) customary in the trade or industry, (2) do not exceed a value considered prudent and ordinary by the organization's management, and (3) are given and accepted without an express or implied understanding that each recipient is in any way obligated. It is never acceptable to solicit gifts, gratuities, or business courtesies for the benefit of a Lexington employee, family member, or friend.

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INSIDER TRADING

Lexington has a long-standing commitment to comply with all securities laws and regulations. U.S. securities laws, which apply to Lexington, prohibit persons from trading in the securities of a company on the basis of material non-public information. Material non-public information is any information concerning a company's business, prospects, securities, or market which an investor might consider important in deciding whether to buy or sell the securities or which could affect their market price. Examples of material information include: possible mergers, acquisitions or divestitures; actual or estimated financial results or changes in dividends; purchases and sales of investments in companies; obtaining or losing significant tenants; threatened major litigation or developments in such matters; and major changes in business strategies. If you have access to material information, whether it pertains to Lexington or another company, do not buy or sell Lexington securities or those of the other company until at least two business days after the information has been disclosed to the public by press release or similar announcement.

Two simple rules can help protect you in this area. (1) Don't use material non-public information for personal gain; (2) don't pass along such information to someone else who has no Lexington-related legitimate need to know.

Each employee acknowledges that Lexington has a separate policy regarding the use of material non-public information and, with respect to certain executive officers, the timing of trades as it relates to quarterly reporting by the Company. Each employee confirms that he or she will comply with such policy.

QUESTION: While working at my desk, I overheard my co-worker talking on the phone about how Lexington is going to announce higher than expected earnings for the quarter. I mentioned this to my brother, and we agreed that now would be an excellent time to buy Lexington stock. Can I buy the stock before the earnings announcement?

ANSWER: No. Lexington is committed to complying with federal and state securities laws. It is against the law to trade securities on the basis of material non-public information. In addition, telling your brother about the information violates company policy and may violate securities laws if he trades on that information or passes the information on to others.

                                       10
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MAINTAIN ACCURATE AND COMPLETE RECORDS

Every employee has the responsibility to maintain accurate and complete records. No false, misleading or artificial entries may be made on Lexington's books and records. No funds or assets may be maintained by Lexington for any illegal or improper purposes. All transactions must be fully and completely documented and recorded in Lexington's accounting records.

                                       11
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CONFIDENTIALITY

Employees, officers and Trustees must maintain the confidentiality of confidential information entrusted to them by Lexington or its customers, except when disclosure is authorized by your supervisor or an executive officer or required by applicable laws, rules or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to Lexington or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after the employment or other relationship to Lexington ends.

                                       12
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NON-RETALIATION

Anyone who in good faith raises an issue regarding a possible violation of law or company policy will be protected from retaliation by Lexington or any Lexington employee. It is a violation of this Code for anyone to be discriminated against or harassed for making a good faith report to Lexington of a suspected violation of law or policy. If you feel that you are being retaliated against in violation of this policy please follow the procedures for reporting suspected violations.

                                       13
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POLICY VIOLATION

All Lexington employees must understand and comply with Lexington's Code of Ethics and Business Conduct. Violation of the Code of Business Conduct will not be tolerated and will result in discipline for employees, which may include, among other things, termination. If you have any questions about the Code, please see the policy on Seeking Advice.

                                       14
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POLITICAL CONTRIBUTIONS

Lexington will not make any contribution, directly or indirectly, to any candidate for public office, political parties, or other political organizations. In addition, employees may not be given time off with pay for political activity, although time off without pay may be possible if consistent with local policies and laws.

                                       15
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RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS

All inquires from the press or security analysts should be directed to the Chief Executive Officer, Chief Operating Officer or Chief Financial Officer. Inquiries from outside attorneys should be referred to the Chief Financial Officer. General inquires about Lexington should be handled by the Investor Relations assistant.

                                       16
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SAFEGUARDING LEXINGTON ASSETS AND RECORDS

Safeguarding Lexington's assets and records is the responsibility of all employees and company representatives. Use and maintain such assets and records with care and respect, while guarding against waste and abuse. Look for opportunities to improve performance while reducing costs. The use of company time, materials, assets, or facilities for purposes not directly related to company business, or the removal or borrowing of company property without permission, is prohibited. Examples of Assets and Records to be safeguarded include cash, equipment and financial records.

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VOLUNTARY AND DISCLOSURE OF IRREGULARITIES

Lexington is committed to operating its business in accordance with the highest level of integrity and ethical standards. Should an improper practice or irregularity occur within Lexington, Lexington is committed to making all necessary corrections, taking remedial action to prevent recurrence, and making timely and appropriate disclosure of the improper practices or irregularities to the proper authorities.

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INFORMATION TECHNOLOGY

Lexington has a long standing commitment to comply with all licensing agreements regarding software. These licensing agreements prohibit the unauthorized copying of software applications in any manner. If there are any doubts about what you can or cannot do with licensed software ask the IT Director. In addition, work products generated by employees (e.g. spreadsheets, analyses) are the property of Lexington and must be kept confidential.

Lexington provides internet access to all employees in order to assist employees in carrying out their assigned duties. The use of the internet for non-business purposes should be limited. Lexington expects each employee to use their discretion in the use of the internet for non-business purposes. All employees should understand that Lexington has the right to monitor each employee's use of the internet and their computer.

Under no circumstance should an employee use the Lexington network to attempt any unauthorized access to any other computer system.

All employees have particular passwords to access the computer system. Your password should not be shared with any other person.

To protect against viruses, employees are not authorized to install or execute any programs (e.g. CD's, personal disks, zip drives) without approval of the IT Director.

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WHEN IN DOUBT

If you are in doubt about a business conduct situation, ask yourself the following questions:

         Is it legal?
         Does it violate Lexington's policy?
         Is it consistent with Lexington's values?
         Is it fair and just?
         How does it make me feel about myself?
         What would my family think about it?
         How would it look in a newspaper article?
         Will I sleep soundly tonight?
         What would I tell my child to do?

If you are unsure about what to do, ask questions and keep asking until you are certain you are doing the right thing.

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SEEKING ADVICE

Lexington is committed to operating its business in accordance with the highest level of integrity and ethical standards. Lexington wants to make sure that everyone who does business on behalf of Lexington fully understands what the Code requires, and is able to ask questions if advice is needed. Should an improper practice or irregularity occur with the Lexington, we are committed to correcting the problem and taking appropriate steps to make sure it cannot happen again.

If you are unsure of what a policy requires of you, are concerned that Lexington may be in violation of law, or feel that a company policy is being violated, you may seek advice from your supervisor or an executive officer.

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WAIVERS OF THE CODE OF ETHICS AND BUSINESS CONDUCT

Any waiver of this Code for executive officers or Trustees may be made only by the Board or a Board committee and will be promptly disclosed as required by applicable laws, rules or regulations.

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RECEIPT AND ACKNOWLEDGEMENT - LEXINGTON EMPLOYEES

All Lexington Corporate Properties Trust employees are responsible for reading, understanding and following the principles outlined in this Code. Please sign the attached card and return it to your supervisor

I acknowledge that I have received and will comply with Lexington Corporate Properties Trust's Code of Ethics and Business Conduct dated December 2002, and any subsequent modifications of which I am informed. In understand such compliance is a term and condition of my employment by Lexington Corporate Properties Trust. I understand and agree that the 2002 Code of Ethics and Business Conduct is NOT an employment contract between Lexington Corporate Properties Trust and me.

I understand that if I have questions related to the standards of conduct outlined in the Code, I am to discuss them promptly with my supervisor or an executive officer.

Signature______________________________________Date:____________________

Print Name_____________________________________________________________

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